                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                HARTE-HANKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [x]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                               HARTE-HANKS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2000

     As a stockholder of Harte-Hanks, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 200 Concord Plaza Drive, First Floor, San Antonio, Texas, on Tuesday, May 2, 2000, at 10:00 a.m. local time, for the following purposes:

     1. To elect three Class I directors, each for a three-year term;

     2. To approve an amendment to the Company's stock option plan that increases by three million the number of shares of common stock, par value $1.00, that may be issued under the plan; and

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 10, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

San Antonio, Texas
March 27, 2000

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                               HARTE-HANKS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2000
                             ---------------------

     This Proxy Statement is furnished to stockholders of Harte-Hanks, Inc. ("Harte-Hanks" or the "Company") for use at the 2000 Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the secretary of the Company in writing, executing a subsequent proxy, or attending the meeting and voting in person. Unless a contrary choice is so indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 10, 2000. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 27, 2000.

                               VOTING PROCEDURES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 10, 2000 (the "Record Date"), to vote in the election of Class I directors and on the proposal to increase the number of shares available for issuance under the Company's stock option plan. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class I Directors, (ii) to vote for or against the proposal to increase by three million the number of shares of common stock, par value $1.00 ("Common Stock") available for issuance under the Company's stock option plan, (iii) to vote for or against any other proposal to be considered at the Annual Meeting or (iv) to abstain from voting on any proposal other than election of Class I directors if the stockholder chooses to do so. The election of Class I directors will be decided by a plurality of the votes cast. All other matters, including the proposed amendment to the Company's stock option plan, will be determined by a majority of the votes cast.

     The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

     Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Larry Franklin and Houston H. Harte.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted FOR the election of the three nominees for Class I director, FOR the proposal to increase by three million the number of shares available for issuance under the Company's stock option plan, and at the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment.

     The total outstanding capital stock of the Company as of March 10, 2000 consisted of 68,245,117 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE -- ELECTION OF CLASS I DIRECTORS

     The current number of members of the Board of Directors is seven. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company's Class I directors will expire at the Annual Meeting. The Class I directors elected in 2000 will serve for a term of three years, which expires at the Annual Meeting of Stockholders in 2003 or when their successors are elected and qualified. The election of directors will be decided by a plurality vote of the votes cast.

     The nominees for Class I directors are David L. Copeland, Dr. Peter T. Flawn and Christopher M. Harte. Each nominee is a member of the present Board of Directors. The Board believes that each nominee will be available and able to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management -- Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL TWO -- AMENDMENT OF HARTE-HANKS 1991 STOCK OPTION PLAN

     Harte-Hanks has for many years utilized stock incentives as part of its overall compensation program. The Board of Directors of Harte-Hanks believes that stock options and stock-based incentives play an important role in attracting and retaining the services of outstanding personnel and in encouraging such persons to have a greater personal financial investment in Harte-Hanks.

     Since 1984, Harte-Hanks has had a stock option plan. The Company's stockholders approved the 1991 Stock Option Plan (the "1991 Plan") in 1991 and it has been amended periodically. The Company's stockholders most recently approved amendments to the 1991 Plan in 1998. The 1991 Plan permits the granting, either alone or in combination, of "non-qualified" stock options that do not qualify for beneficial treatment under the Internal Revenue Code (the "Code") and incentive stock options under Section 422 of the Code ("ISOs"). Stock options permit the purchase of shares of Harte-Hanks by persons who are responsible for or contribute to the management, growth, success and profitability of Harte-Hanks and who are designated by the Compensation Committee of the Board of Directors that administers the 1991 Plan. James L. Johnson and Dr. Peter T. Flawn are the current members of the Compensation Committee.

     As of February 10, 2000, options to acquire 7,269,442 shares of Common Stock were outstanding, of which 7,075,750 were granted pursuant to the 1991 Plan and the remainder pursuant to predecessor plans. Also as of that date, options granted under the 1991 Plan covering 828,000 shares had been exercised, leaving only 86,250 shares (of the 8 million currently authorized) available for future option grants. Consequently, the Board of Directors believes that the 1991 Plan should be amended to increase by 3 million the number of shares of Common Stock authorized for issuance thereunder and is submitting the proposed amendment to stockholders.

     The Option Grants Table on Page 9 of this Proxy Statement reflects the number of options awarded in 1999 to executive officers named in the Summary Compensation Table. For 1999, employees of the Company as a group received 1,575,350 options. The following is a summary of the 1991 Plan's principal provisions:

     Purpose of the 1991 Plan. The purpose of the 1991 Plan is to advance the interests of the Company by attracting and retaining the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees of Harte-Hanks or any present or future subsidiary to promote the success of the business of these corporations.

     Shares Subject to the 1991 Plan. The shares subject to option and the other provisions of the 1991 Plan shall be shares of the Company's Common Stock, which may be either authorized but unissued shares or treasury shares.

     Administration of the 1991 Plan. The Compensation Committee has broad authority to administer and interpret the 1991 Plan.

     Eligibility. All employees, consultants and advisors to the Company or any current or future parent or subsidiary (including outside directors), are eligible to receive options under the 1991 Plan, except that no employee is eligible to receive an ISO, if, on the date of the grant, such employee owns in excess of 10% of the outstanding voting stock of the Company. No participant in the 1991 Plan is eligible to receive options to purchase more than 1,000,000 shares of Common Stock per calendar year.

     Effect of Change in Shares of the Company Subject to the 1991 Plan. If there is a change in the stock of the Company through the declaration of stock dividends, stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for option, the shares subject to an option and the option prices shall be appropriately adjusted.

     Manner of Exercise. Payment methods for exercise of options granted under the 1991 Plan may include, as determined by the Board or Compensation Committee,
(a) by check, (b) in shares of Common Stock owned by the participant, or (c) partly by check and partly in shares of Common Stock. Incentive Stock Options granted prior to January 1, 1998, may be exercised only by check. If participant-owned Common Stock is used to pay the purchase price, the participant must have held the Common Stock used for at least six months prior to the date of exercise. The Board or Compensation Committee may authorize use of an attestation procedure, pursuant to which the Company will subtract the number of shares held by the optionee and having a value equal to the exercise price from the number of shares to be issued pursuant to the exercise. Upon exercise of a non-qualified option, the Board or Compensation Committee may permit the participant to deliver Common Stock as payment for the withholding taxes or, at the participant's request, the Board or Compensation Committee may withhold a number of shares from the certificate satisfactory to pay the withholding taxes.

     Amendment and Termination of the 1991 Plan. The Board may alter, suspend or discontinue the 1991 Plan at any time. All ISOs must be granted within ten years of the date on which the Board approved the latest increase in the number of shares available for issue under the Plan, or the date such an increase was approved by the stockholders, whichever is earlier. No action of the Board may impair any then outstanding option without the consent of the holder of the option. No amendment may be made without the approval of the stockholders of the Company by the affirmative votes of the holders of a majority of shares of Common Stock casting votes at a duly held stockholders meeting, which amendment would (i) increase the number of shares available under the 1991 Plan; (ii) change the employees or class of employees eligible to participate in the 1991 Plan; or (iii) change the material terms of the 1991 Plan as construed under sec. 162(m) of the Code.

     Change in Control. The Board has the discretion at the time of a grant or at any time prior to or upon the occurrence of a change of control (as defined in the 1991 Plan) or potential change of control, to provide in whole or in part for the accelerated exercisability of each option outstanding at the time of such change of control.

     Transferability. All or a portion of the non-qualified options to be granted, at the Board or Compensation Committee's discretion, may be on terms that permit transfer without consideration to an immediate family member (as defined in the 1991 Plan), trusts for the benefit of immediate family members, or a partnership or other entity in which immediate family members are the only partners; provided that the stock option agreement pursuant to which the non-qualified options are granted must be approved by the Compensation Committee and that subsequent transfers of transferred options are prohibited, except by will or the laws of descent and distribution. ISOs are non-transferable except by will or the laws of descent and distribution, and during the plan participant's lifetime are only exercisable by the participant.

     Exercise of Incentive Stock Options. The Board, or the Compensation Committee, will set the option terms and exercisability schedule of ISOs. However, no ISOs will be exercisable at any time after the expiration of ten years from the date of grant. The total fair market value (determined as of the date of grant) of stock with respect to which ISOs are first exercisable by a participant in any one calendar year cannot exceed $100,000. ISOs exceeding the $100,000 limit in any year are treated as non-qualified stock options. The ISOs granted earliest shall be applied first to the $100,000 limit.

  Federal Income Tax Consequences.

     Nonqualified Options. No income will be recognized by an optionee for federal income tax purposes upon the grant of a non-qualified option. Upon exercise of a non-qualified option, the optionee will recognize income equal to the excess of fair market value of the shares received over the exercise price. Income recognized upon the exercise of non-qualified options will be considered compensation subject to withholding at the time such income is recognized, and therefore, the Company or an affiliate must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified options are designed to ensure that the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

     The basis of shares transferred to an optionee pursuant to exercise of a non-qualified option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a non-qualified option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

     Incentive Options. No income will be recognized by an optionee for federal income tax purposes upon the grant or exercise of an ISO. However, the excess of the fair market value of shares received upon the exercise of an ISO over the option price for such shares is an item of adjustment for the optionee for purposes of the alternative minimum tax. The basis of shares transferred to an optionee pursuant to the exercise of an ISO is the price paid for such shares. If the optionee holds such shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon such exercise equal to the difference between the amount realized on such sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. Any additional gain realized by the optionee upon such disposition will be a capital gain.

     The Company is not entitled to a deduction upon the exercise of an ISO by an optionee. If the optionee disposes of the shares of stock received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

     Stock for Stock Exercise. If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under an option, generally, the number of shares received pursuant to the option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange. The optionee will have a carryover basis with respect to those shares of Common Stock received that are equal in number to the shares of Common Stock surrendered as payment. The optionee's basis in the additional shares of Common Stock received will be equal to any amount included in the optionee's gross income (i.e., from the exercise of a non-qualified option), plus any cash paid for such shares. The optionee will have a carryover holding period with respect to those shares of Common Stock received that are equal in number to the shares of Common Stock surrendered as payment. The holding period of any additional shares of Common Stock received will begin on the date that the option is exercised.

     The resulting tax consequences will vary if such already owned shares of Common Stock are "statutory option stock," (as defined in Section 424(c)(3)(B) of the Code) and such statutory option stock has not been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. If the stock used to pay the exercise price of an ISO is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in Section 421(b) of the Code, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the option covering such stock was exercised over the option price of such stock.

     Performance-Based Compensation. Certain stock options granted to highly compensated executive officers are intended to comply with the "qualified performance based compensation" rules under Code Section 162(m)(4)(C), so that the Company can generally obtain a full deduction for federal income tax purposes for the income recognized on exercise of such options. Any option granted to such officers with an exercise price equal to or in excess of the fair market value of a share of Common Stock as of the date of grant is to be granted and administered in accordance with the "qualified performance based compensation" rules. The Compensation Committee (which is comprised solely of outside directors) administers such grants.

     THE SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES UPON THE PARTICIPANTS IN THE 1991 PLAN CONTAINED IN THIS PROXY STATEMENT DOES NOT PURPORT TO BE COMPLETE.

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
                    THE PROPOSED AMENDMENT TO THE 1991 PLAN.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 15, 2000, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Company's Common Stock. Except as noted below, each named person has sole voting power and dispositive power with respect to the shares shown.

                                                               NUMBER OF SHARES   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       OF COMMON STOCK      CLASS
----------------------------------------                       ----------------   ----------
Houston H. Harte(2).........................................      11,982,967         17.6%
David L. Copeland(3)........................................       8,368,048         12.3
Andrew B. Shelton Revocable Trust...........................       6,857,696         10.0
Capital Research and Management Company(4)..................       4,359,300          6.4
Larry Franklin(5)...........................................       4,112,289          6.0
David L. Sinak(6)...........................................       3,750,006          5.5
Christopher M. Harte(7).....................................       1,410,146          2.1
Donald R. Crews(8)..........................................         767,800          1.1
Richard M. Hochhauser(9)....................................         715,570          1.0
Peter E. Gorman(10).........................................         265,000            *
Jacques D. Kerrest(11)......................................          29,274            *
Dr. Peter T. Flawn..........................................          10,468            *
James L. Johnson............................................           3,701            *
All Executive Officers and Directors as a Group (10
  persons)(12)..............................................      26,085,263         37.3

---------------

  *  Less than 1%.

 (1) The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of each other beneficial owner is c/o Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

 (2) Includes 2,250,000 shares in the aggregate owned by three trusts for which Mr. Harte serves as co-trustee with David L. Sinak and 750,000 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and Christopher M. Harte and as to which Mr. Harte holds shared voting and dispositive power.

 (3) Includes 17,200 shares held as custodian for his children; 1,339,750 shares that are owned by 24 trusts for which Mr. Copeland serves as trustee or co-trustee; 6,857,696 shares owned by the Andrew B. Shelton Revocable Trust for which Mr. Copeland is the sole trustee; and 110,000 shares owned by the Shelton Family Foundation of which he is a director.

 (4) Capital Research and Management Company has sole dispositive power but no voting power as to these shares. Information with respect to Capital Research and Management Company is based on a Schedule 13G filing, dated February 10, 2000.

 (5) Includes 746,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 720,000 shares owned by three trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power; 100,000 shares held in trust for his children; and 110,000 shares owned by the Shelton Family Foundation of which he is a director.

 (6) Represents shares owned by eight trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power.

 (7) Includes 2,200 shares held as custodian for his step-children and child, 750,000 shares owned by a trust for which Mr. Harte serves as co-trustee with David L. Sinak and Houston H. Harte and in which all three trustees have shared voting and dispositive power, 83,334 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and as to which Mr. Harte holds both shared voting and dispositive power and 558,839 shares held by Spicewood Family Partners, Ltd. of which Mr. Harte is the sole general partner with exclusive voting and dispositive power over all the partnership's shares.

 (8) Includes 298,800 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

 (9) Includes 465,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 205,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 15,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 228 shares held in trust for his children.

(12) Includes 1,729,800 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years, except as noted below.

NAME                                     AGE                   POSITION WITH COMPANY
----                                     ---                   ---------------------
David L. Copeland......................  44    Director (Class I)
Dr. Peter T. Flawn.....................  74    Director (Class I)
Larry Franklin.........................  57    Director (Class II); Chairman and Chief Executive
                                               Officer
Christopher M. Harte...................  52    Director (Class I)
Houston H. Harte.......................  73    Vice Chairman, Board of Directors (Class III)
Richard M. Hochhauser..................  55    Director (Class III); President and Chief Operating
                                               Officer
James L. Johnson.......................  72    Director (Class II)
Donald R. Crews........................  56    Senior Vice President, Legal; Secretary
Peter E. Gorman........................  51    Senior Vice President; President, Harte-Hanks
                                               Shoppers
Jacques D. Kerrest(1)..................  52    Senior Vice President, Finance and Chief Financial
                                               Officer

---------------

(1) Prior to joining the Company in July 1997, Mr. Kerrest served as chief financial officer of Chancellor Broadcasting Company beginning in November 1995. Prior to that position, beginning in July 1993 he served as chief financial officer of Positive Communications, Inc.

     Class I directors are to be elected at the Annual Meeting. The term of Class II directors expires at the 2001 Annual Meeting of Stockholders, and the term of Class III directors expires at the 2002 Annual Meeting of Stockholders.

     David L. Copeland has served as a director of the Company since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980 and currently serves as its president. He also serves as a director of First Financial Bankshares, Inc.

     Dr. Peter T. Flawn, a director of the Company since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors.

     Larry Franklin has served as a director of the Company since 1974 and as Chief Executive Officer of the Company since 1991. Mr. Franklin has held numerous positions since joining the Company in 1971, including Chief Financial Officer, and also serves as a director of John Wiley & Sons, Inc.

     Christopher M. Harte has served as a director of the Company since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. He also serves as a director of Geokinetics, Inc. Mr. Harte is the nephew of Houston H. Harte.

     Houston H. Harte has served as a director of the Company since 1952 and served as Chairman of the Board of Directors from 1972 until May 1999.

     Richard M. Hochhauser has served as Chief Operating Officer of the Company since January 1998 and as a director since 1996. He also has served as President of Harte-Hanks Direct Marketing since 1987 and has held numerous other positions since joining the Company in 1975.

     James L. Johnson, a director of the Company since 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of CellStar Corporation, Finova Group, Inc., Mutual of New York, Valero Energy Corporation and Walter Industries, Inc.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held eleven meetings during 1999. Each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established the Audit Committee and the Compensation Committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman) and James L. Johnson. The Audit Committee, which met three times during 1999, is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors.

     Compensation Committee. The Compensation Committee currently consists of James L. Johnson (Chairman) and Dr. Peter T. Flawn, both of whom are Non-Employee Directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 and outside directors in accordance with Section 162(m) of the Code. The Compensation Committee, which met seven times during 1999, recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of the Company's other most highly compensated executive officers (based on total annual salary and bonus for 1999).

                                                 ANNUAL COMPENSATION
                                                 -------------------   OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY    BONUS(1)   GRANTED   COMPENSATION(2)
---------------------------               ----   --------   --------   -------   ---------------
Larry Franklin..........................  1999   $835,000   $200,000    55,000       $19,400
  Chairman and                            1998    800,000    680,000   110,000        14,920
  Chief Executive Officer                 1997    750,000    750,000   110,000        14,800
Richard M. Hochhauser...................  1999    465,000    148,800    55,000         6,400
  President and Chief                     1998    440,000    360,800    90,000         1,920
  Operating Officer                       1997    400,000    400,000    90,000         1,800
Jacques D. Kerrest......................  1999    314,000     76,930    29,000         6,400
  Senior Vice President, Finance and      1998    300,000    180,000    68,000            --
  Chief Financial Officer                 1997    116,334     96,250   110,000            --
Donald R. Crews.........................  1999    305,000     74,725    18,000         6,400
  Senior Vice President, Legal and        1998    294,000    176,400    36,000         1,920
  Secretary                               1997    280,000    196,000    19,000         1,800
Peter E. Gorman.........................  1999    300,000    162,000    17,000         6,400
  Senior Vice President; President,       1998    290,000     82,940    36,000         1,920
  Harte-Hanks Shoppers                    1997    275,000    177,375    25,000         1,800

---------------

(1) Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Larry Franklin has elected to defer $545,417, $480,000 and $450,000 of the total compensation payable to him in 1999, 1998 and 1997, respectively, in accordance with the Company's deferred compensation plan.

(2) Consisted of matching contributions made by the Company on behalf of the respective individual under the Company's 401(k) plan and $13,000 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

OPTION GRANTS DURING 1999

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1999 to the individuals named in the Summary Compensation Table.

                                              % OF TOTAL
                                               OPTIONS
                                              GRANTED TO               MARKET                      POTENTIAL STOCK APPRECIATION
                                    OPTIONS   EMPLOYEES    EXERCISE    PRICE      EXPIRATION     --------------------------------
NAME                                GRANTED    IN 1999      PRICE     AT GRANT       DATE           0%       63%(1)     159%(1)
----                                -------   ----------   --------   --------   -------------   --------   --------   ----------
Larry Franklin....................  50,000(2)    3.2%       $24.50     $24.50    January, 2009   $     --   $770,396   $1,952,335
                                     5,000(3)    0.3%         2.00      24.50    January, 2009    112,500    189,540      307,733
Richard M. Hochhauser.............  50,000(2)    3.2%        24.50      24.50    January, 2009         --    770,396    1,952,335
                                     5,000(3)    0.3%         2.00      24.50    January, 2009    112,500    189,540      307,733
Jacques D. Kerrest................  25,000(2)    1.6%        24.50      24.50    January, 2009         --    385,198      976,167
                                     4,000(3)    0.3%         2.00      24.50    January, 2009     90,000    151,632      246,187
Donald R. Crews...................  15,000(2)    1.0%        24.50      24.50    January, 2009         --    231,119      585,700
                                     3,000(3)    0.2%         2.00      24.50    January, 2009     67,500    113,724      184,640
Peter E. Gorman...................  15,000(2)    1.0%        24.50      24.50    January, 2009         --    231,119      585,700
                                     2,000(3)    0.1%         2.00      24.50    January, 2009     45,000     75,816      123,093

---------------

(1) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at date of grant.

(2) Options become exercisable in installments over five years and expire on the tenth anniversary of the date of grant.

(3) Performance options have been granted at exercise prices of $2.00 per share. The performance options are exercisable only after the third, and prior to the tenth, anniversary of the date of grant. The timing at which the options become exercisable depends upon the extent to which the Company achieves certain goals that are established at the time the options are granted.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during 1999 and unexercised options held at December 31, 1999 by the individuals named in the Summary Compensation Table.

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                 SHARES                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Larry Franklin...............        --      $     --       565,000      525,000      $10,670,627    $5,160,626
Richard M. Hochhauser........    30,000       767,500       439,000      440,000        8,459,251     4,031,875
Jacques D. Kerrest...........        --            --            --      207,000               --     1,394,375
Donald R. Crews..............    24,000       614,000       289,500      111,000        5,579,126       959,000
Peter E. Gorman..............        --            --       179,500      173,000        3,481,626     1,657,750

---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 1999 ($21.75) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, the Company has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The defined benefit plan was frozen as of December 31, 1998, and no further benefits will accrue under that plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable to participants in the pension restoration plan in excess of those payable from the defined benefit plan will be paid under the pension restoration plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company's defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

                                                       YEARS OF CREDITED SERVICE
                                          ----------------------------------------------------
HIGHEST 5 YEAR AVERAGE REMUNERATION          15         20         25         30         35
-----------------------------------       --------   --------   --------   --------   --------
$150,000................................  $ 34,090   $ 45,453   $ 56,817   $ 68,180   $ 79,543
 250,000................................    58,453     77,937     97,421    116,906    136,390
 350,000................................    83,203    110,937    138,671    166,406    194,140
 450,000................................   107,953    143,937    179,921    215,906    251,890
 550,000................................   132,703    176,937    221,171    265,406    309,640
 650,000................................   157,453    209,937    262,421    314,906    367,390
 750,000................................   182,203    242,937    303,671    364,406    425,140
 850,000................................   206,953    275,937    344,921    413,906    482,890
 950,000................................   231,703    308,937    386,171    463,406    540,640

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company's defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 28 years; Mr.
Hochhauser: 24 years; Mr. Crews: 17 years; Mr. Gorman: 19 years and Mr. Kerrest:
3 years.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of the Company receive annual director's fees of $47,000 and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director's fees. Under the Harte-Hanks, Inc. 1998 Director Stock Plan non-employee directors may elect to receive all or a portion of the cash compensation otherwise payable for such director's services in common stock of the Company based upon fair market value. During 1999, David L. Copeland, Dr. Peter T. Flawn, Christopher M. Harte and James L. Johnson each received director's fees in cash or in stock of $47,000.

SEVERANCE AGREEMENTS

     The Company has entered into a severance agreement with Larry Franklin. If Mr. Franklin is terminated from his position as Chairman and Chief Executive Officer of the Company other than for "cause" (as defined in the severance agreement) or if Mr. Franklin terminates his employment after specified adverse actions are taken by the Company, he will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to termination, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the termination. In addition to the cash compensation, upon Mr. Franklin's termination, the Company will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable. The Company has entered into a severance agreement with Richard M. Hochhauser which is substantially the same as the severance agreement with Mr. Franklin.

     The Company has also entered into severance agreements with Donald R. Crews, Peter E. Gorman and Jacques D. Kerrest. If after a "change in control" (as defined) of the Company, any of the above executives is terminated other than for "cause," or elects to terminate his employment under specified circumstances, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus
(B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable. Under limited circumstances the above-described executives may be entitled to the foregoing benefits upon termination of employment before a "change in control" occurs.

     In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of an excise tax under Section 4999 of the Code.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for recommending to the full Board of Directors salary amounts for the Company's Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1999, executive compensation comprised the following elements:

          Base Salary. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index Graph contained in this Proxy Statement) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of the Company relies heavily on the direct action of the Company's executives in pursuit of Company goals.

          Annual Incentive Compensation. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Compensation Committee's review of the strategic and operating plans of the Company and each core business at the beginning of 1999, the Compensation Committee established incremental target performance levels for each executive officer based on the operating profit and earnings per share growth goals of the Company and the related financial goals of the core businesses. Bonus amounts were paid to the executive based on the target performance level reached.

          Stock Option Plan. The 1991 Plan forms the basis of the Company's long-term incentive plan for executives. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 1999, certain options were granted at fair market value on the date of grant and become exercisable in installments over five years from such date if the option holder is still employed. Other options were granted below fair market value but only become exercisable nine years after their date of grant unless at the end of three years the Company has reached specific financial performance levels established at the time of grant. In selecting recipients for option grants and in determining the size of such grants, the Compensation Committee considered various factors including the overall performance of the Company and the recipient.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance).

     It is the Company's policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Code, including
Section 162(m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

     In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company's core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company's core businesses, the executive officer's level of responsibility and the contributions the Company expects the executive to make in support of the Company's strategies.

     1999 Compensation of Chief Executive Officer. The base salary of Mr. Franklin for 1999 was $835,000, an increase of 4.4% over his base salary in 1998. Mr. Franklin's bonus potential was targeted at 50% of base salary, with a potential range of 0%-100% of base salary. Mr. Franklin's 1999 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 1999, reflects the fact that in 1999 the Company's revenues, operating income and earnings per share from the Company's current businesses increased substantially. In 1999, Mr. Franklin received two option grants under the Company's 1991 Plan, and in making those grants the Committee took into consideration the factors described above under the caption "Stock Option Plan."

                             COMPENSATION COMMITTEE

            James L. Johnson, Chairman            Dr. Peter T. Flawn

COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's Common Stock during the period December 31, 1994 to December 31, 1999 with the S&P 500 Index, a peer group tracked in the proxy statement relating to the Annual Meeting of the Company held on May 4, 1999 and a new peer group selected by the Company for inclusion into this Proxy Statement for the reasons explained below.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. Both peer groups are also weighted by market capitalization. In the proxy statement relating to the Annual Meeting of the Company held on May 4, 1999, the Company compared total return of its Common Stock against a peer group including Acxiom Corporation, Catalina Marketing Corporation, R.R. Donnelly & Sons Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., M/A/R/C Inc., The New York Times Company, The Times Mirror Company and the Tribune Company (the "Old Peer Group"). Because the Company divested itself of its newspaper and broadcast operations in late 1997, the Company has selected a new peer group (the "New Peer Group) comprised of companies more closely mirroring the Company's current lines of business. This New Peer Group is comprised of Acxiom Corporation, Catalina Marketing Corporation, Fair Isaac and Company, Incorporated, infoUSA, INC., Convergys Corporation, Young & Rubicam Inc., Snyder Communications, Inc., Sykes Enterprises, Incorporated and Teletech Holdings, Inc. Convergys Corporation and Young & Rubicam Inc have been factored only for the years ended December 31, 1998 and 1999 and Snyder Communications, Inc., Sykes Enterprises, Incorporated and Teletech Holdings, Inc. have been factored for the years ended December 31, 1997, 1998 and 1999, because such periods reflect the time these companies have been public.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index, the Old Peer Group and the New Peer Group at closing prices on December 31, 1994. It assumes that all dividends were reinvested.

                           TOTAL SHAREHOLDER RETURNS
                              [PERFORMANCE GRAPH]

                                         HARTE-HANKS, INC.           S&P 500             OLD PEER GROUP         NEW PEER GROUP
                                         -----------------           -------             --------------         --------------
12/31/94                                       100.00                 100.00                 100.00                 100.00
12/31/95                                       152.53                 137.58                 131.01                 133.83
12/31/96                                       214.92                 169.17                 154.66                 213.12
12/31/97                                       287.33                 229.60                 228.62                 173.40
12/31/98                                       443.82                 290.08                 241.85                 206.79
12/31/99                                       339.90                 351.12                 306.66                 296.46

                              INDEPENDENT AUDITORS

     KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the year 2000. Representatives of KPMG LLP, who were also the Company's independent auditors for the year 1999, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by November 28, 2000 will be included in the Company's proxy statement and form of proxy for that meeting.

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              FINANCIAL STATEMENTS

     A copy of the Company's 1999 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                            By Order of the Board of Directors

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

March 27, 2000

HARTE-HANKS, INC.
c/o EquiServe
P.O. Box 8040
Boston, MA  02266-8040







[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.



                                                                                                              FOR   AGAINST  ABSTAIN

1.   Election of Directors.                                      2.   To amend the Company's 1991 Stock
                                                                      Option Plan to increase by three        [ ]     [ ]      [ ]
     NOMINEES: David L. Copeland, Dr. Peter T. Flawn and              million the number of shares available
               Christopher M. Harte                                   for issuance under the plan.

               FOR            WITHHELD
              [   ]            [   ]                             3.   On any other business that may properly come before the
                                                                      meeting, hereby revoking any proxy or proxies heretofore
     [   ]                                                            given by the undersigned.
          -----------------------------------
          For all nominees except as noted above                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [   ]


                                                                      PLEASE SIGN, DATE AND MAIL TODAY.

                                                                      (Joint owners must EACH sign.  Please sign EXACTLY as your name appears on this card.  When signing as attorney,
                                                                       trustee, executor, administrator, guardian or corporate
                                                                       officer, please give your FULL title.)

Signature:                              Date:                    Signature:                                   Date:
          ----------------------------       ------------------            ---------------------------------       ----------------

 HRT108                           DETACH HERE

                                     PROXY

                               HARTE-HANKS, INC.

        BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      AT 10:00 A.M., TUESDAY, MAY 2, 2000
                      200 CONCORD PLAZA DRIVE, FIRST FLOOR
                           SAN ANTONIO, TEXAS  78216


     The undersigned stockholder of Harte-Hanks, Inc. (the "Company") hereby revokes any proxy or proxies previously granted and appoints Larry Franklin and Houston H. Harte or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

     THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) AND (2), THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

[SEE REVERSE SIDE]                                            [SEE REVERSE SIDE]
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE